EXHIBIT B

               PROPOSED AMENDMENT TO THE RESTATED
                CERTIFICATE OF INCORPORATION OF
                 COMPETITIVE TECHNOLOGIES, INC.


Assuming that both the amendment increasing authorized Common Stock to 20,000,000 shares and the amendment authorizing 5,000,000 shares of undesignated Class A Preferred Stock are adopted, Article
Fourth of the Restated Certificate of Incorporation will be amended to read as follows:

"FOURTH: (a) Authorized Stock. The total number of shares of stock of all classes which the Corporation shall have authority to issue is 25,035,920 shares, of which 20,000,000 shares shall be Common Stock, having a par value of $.01 per share, 5,000,000 shares shall be Class A Preferred Stock, having a par value of $.01 per share, and 35,920 shares shall be Preferred Stock, having a par value of $25.00 per share.

     (b) Class A Preferred Stock. The relative rights, privileges, and restrictions relating to the Class A Preferred Stock are as follows:

     (1) Shares of Class A Preferred Stock may be issued in one or more series at such time or times and for such consideration as the Board of Directors may determine. Each such series shall be given a distinguishing designation. All shares of any one series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of such series, with those of other shares of Class A Preferred Stock.

     (2) Authority is hereby expressly granted to the Board of Directors to fix from time to time by resolution or resolutions providing for the establishment and/or issuance of any series of Class A Preferred Stock, the designation of such series and the preferences, limitations and relative rights of the shares of such series, including the following:

     (A) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

     (B) The voting rights, if any, which shares of that series shall have, which may be special, conditional, limited or otherwise; provided, however, that shares of Class A Preferred Stock, if not convertible into Common Stock, will not have more than one vote per share, except as otherwise required by law, and if convertible into Common Stock will not have more votes per share than they would have if they were so converted, except as otherwise required by law;

     (C) The rate of dividends, if any, on the shares of that series, whether dividends shall be non-cumulative to the extent earned, partially cumulative or cumulative (and, if cumulative, from which date or dates), whether dividends shall be payable in cash, property or rights, or in shares of the Corporation's capital stock, and the relative rights of priority, if any, of payment of dividends on shares of that series over shares of any other series, shares of Preferred Stock or shares of Common Stock;

     (D) Whether the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, the event or events upon or after which they shall be redeemable, whether they shall be redeemable at the option of the Corporation, the stockholder or another person, the amount per share payable in case of redemption (which amount may vary under different conditions and at different redemption dates), whether such amount shall be a designated amount or an amount determined in accordance with a designated formula or by reference to extrinsic data or events and whether such amount shall be paid in cash, indebtedness, securities or other property or rights, including securities of any other corporation;

     (E) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms of and amounts payable into such sinking fund;

     (F) The rights to which the holders of the shares of that series shall be entitled in the event of voluntary or involuntary dissolution or liquidation of the Corporation, and the relative rights of priority, if any, of payment of shares of that series over shares of any other series, shares of Preferred Stock or shares of Common Stock in any such event;

     (G) Whether the shares of that series shall be convertible into or exchangeable for cash, shares of stock of any other class or any other series, indebtedness, or other property or rights, including securities of another corporation, and, if so, the terms and conditions of such conversion or exchange, including the rate or rates of conversion or exchange, and whether such rates shall be a designated amount or an amount determined in accordance with a designated formula or by reference to extrinsic data or events, the date or dates upon or after which they shall be convertible or exchangeable, the duration for which they shall be convertible or exchangeable, the event or events upon or after which they shall be convertible or exchangeable, and whether they shall be convertible or exchangeable at the option of the Corporation, the stockholder or another person, and the method (if any) of adjusting the rate of conversion or exchange in the event of a stock split, stock dividend, combination of shares, or similar event;

     (H) Whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and

     (I) Any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Article FOURTH and to the full extent now or hereafter permitted by the laws of the State of Delaware.

     (c) Preferred Stock and Common Stock. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the Preferred Stock and Common Stock of the Corporation are as follows:

     (1) Dividends: The holders of the Preferred Stock shall be entitled to receive, out of any funds of the Corporation lawfully available for dividends under the laws of the State of Delaware, if, as and when declared by the Board of Directors in its discretion, preferential dividends at the rate of 5% of the par value of the Preferred Stock, per share per annum, and no more, payable quarterly on the 30th day of January, April, July and October, respectively, in each year, before any dividends shall be declared or paid upon or set apart for, or other distribution shall be ordered or made in respect of, any shares of Common Stock; provided, however, that dividends on the Preferred Stock shall be noncumulative, so that if such dividends on the Preferred Stock are not declared or paid, in whole or in part, the unpaid dividends shall not accumulate.

     (2) Preference Upon Liquidation: In the event of any liquidation, dissolution or winding up of the Corporation or any reduction of its capital resulting in any distribution of its assets to its stockholders, whether voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, for each share thereof, out of the assets of the Corporation, whether from capital, surplus or earnings available for distribution to its stockholders, $25.00 per share in cash, before any distribution of assets of the Corporation shall be made to the holders of the Common Stock; but the holders of the Preferred Stock shall be entitled to no further participation in such distribution. If, upon any such liquidation, dissolution, winding up or reduction, the assets of the Corporation distributable as aforesaid among the holders of the Preferred Stock shall be insufficient to permit of the payment to them of the full preferential amount aforesaid, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amount to which they are respectively entitled. A consolidation or merger of the Corporation, or a sale or transfer of all or substantially all of its assets as an entirety, shall not be regarded as a voluntary liquidation, dissolution or winding up of the Corporation.

     (3) Voluntary Redemption: The Corporation may, at its option, expressed by resolution of its Board of Directors, at any time or from time to time, redeem the whole or any part of the Preferred Stock at a redemption price for each share thereof equal to $25.00. Notice of any proposed redemption of shares of Preferred Stock shall be given by the Corporation by mailing a copy of such notice at least 30 days prior to the date fixed for such redemption to the holders of record of the shares of Preferred Stock to be redeemed, at their respective addresses appearing on the books of the Corporation. If less than all the shares of Preferred Stock are to be redeemed as herein provided, the redemption shall be made in such amount, at such place, by such method, either by lot or pro rata, and subject to such provisions of convenience as shall from time to time be determined by resolution of the Board of Directors. From and after the date fixed in any such notice as the date of redemption, unless default shall be made by the Corporation in providing moneys at the time and place specified for the payment of the redemption price pursuant to said notice, all rights of the holders of said shares of Preferred Stock so called for redemption as stockholders of the Corporation, except only the right to receive the redemption price, shall cease and determine and such shares shall be deemed no longer to be outstanding.

     (4) Voting Power: The holders of the Preferred Stock and of the Common Stock shall possess full voting power for the election of directors and for all other purposes. Holders of stock of such class entitled to vote shall have one vote for each share of stock held by them.

     (d) No Preemptive Rights. No holder of any class of stock of the Corporation, whether now or hereafter authorized, shall have any preemptive, preferential or other rights to subscribe for or purchase or acquire any shares of any class of stock or any other securities of the Corporation, whether now or hereafter authorized, and whether or not convertible into, or evidencing or carrying the right to purchase, shares or any other securities now or hereafter authorized, and whether the same shall be issued for cash, service or property, or by way of dividend or otherwise."